EXHIBIT 3

                      FORM OF AGREEMENT AND PLAN OF MERGER



                            DATED AS OF JUNE 14, 2001



                                  BY AND AMONG


                                  NESTOR, INC.,


                             NESTOR MERGER SUB CORP.



                                       AND


                          NESTOR TRAFFIC SYSTEMS, INC.




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                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of June 14, 2001 by and among Nestor, Inc., a Delaware corporation ("Nestor"), Nestor Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Nestor ("Merger Sub"), and Nestor Traffic Systems, Inc., a Delaware corporation ("NTS").


                              w i t n e s s e t h:


                  WHEREAS, the Board of Directors of Nestor (the "Nestor Board"), the Board of Directors of Merger Sub (the "Merger Sub Board"), and the Board of Directors of NTS (the "NTS Board") have each determined that it is in the best interests of their respective stockholders to effect a merger of Merger Sub with and into NTS with the result that NTS shall be the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"); and

                  WHEREAS, Nestor owns 900,000 shares of NTS's common stock, $.01 par value per share (the "NTS Common Stock"), representing 34.62% of the capital shares issued and outstanding and entitled to vote of NTS; and

                  WHEREAS, the Nestor Board, the Merger Sub Board and the NTS Board have each approved the Merger in accordance with Delaware Law, upon the terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the acquisition and the mode of carrying the same into effect, the parties hereby agree as follows:

                                   Article I

                                   The Merger

                  1.1 The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.2 hereof) Merger Sub shall be merged with and into NTS. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and NTS shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                  1.2 Filing; Effective Time. Subject to Section 5.4, and as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof, Merger Sub and NTS will cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of the Delaware in accordance with the relevant provisions of Delaware Law. The date and time of such filing is herein sometimes referred to as the "Effective Time." Prior to such filing, a closing shall be held at the offices of Baer Marks & Upham LLP, 805 Third Avenue, New York, New York 10022, or such other place as the parties shall agree (the "Closing"), for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI. The parties agree that it is anticipated


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that the Closing shall be held immediately (or as soon as practicable thereafter) following the stockholders meeting at which NTS's stockholders are to vote on the Merger (the "NTS Stockholders Meeting") and the stockholders meeting at which Nestor's stockholders are to vote on the Merger (the "Nestor Stockholders Meeting").

                  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of NTS and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of NTS and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  1.4 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of NTS as in effect immediately prior to the Effective Time shall continue to be in full force and effect as the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and Delaware Law.

                  1.5 Bylaws. At the Effective Time, the Bylaws of NTS as in effect immediately prior to the Effective Time shall continue to be in full force and effect as the Bylaws of the Surviving Corporation until thereafter amended or repealed from time to time by the Board of Directors or the shareholders of the Surviving Corporation.

                  1.6 Directors. At the Effective Time, the following individuals shall be the members of the Board of Directors of the Surviving
Corporation: David Fox, Bruce W. Schnitzer, Alan M. Wiener and David Polak. Each such person shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, until their resignation or their respective successors are duly elected or appointed and qualified.

1.7 Officers. At the Effective Time, the following individuals shall be the officers of, and hold the following positions with, the Surviving Corporation, until their resignation or their respective successors are duly elected or appointed and qualified.


     David Fox          President and Chief Executive Officer
     Nigel Hebborn      Executive Vice President and Chief Financial Officer
     Douglas Reilly     Senior Vice President Strategic Analysis and Technology
     Michael Glier      Senior Vice President Operations and Engineering
     Michael Laird      Vice President System Engineering
     Zev Fogel          Vice President Business Development
     Robert Kerr        Vice President Administration
     Herbert S. Meeker  Secretary

                                   Article II

          Conversion Of And Surrender And Payment For NTS Common Stock
          ------------------------------------------------------------

                  2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of NTS or the holders of NTS Common Stock:

                  (a) Each share of NTS Common Stock issued and outstanding and owned by Nestor shall be automatically cancelled without any consideration therefor.

                  (b) Each share of NTS Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of, or rights to convert into shares of, NTS Common Stock to be cancelled pursuant to Sections 2.1(a) and (c)) and any Dissenting Shares (as defined in and to the extent provided in Section 2.3) shall be cancelled and extinguished and shall be converted into and exchangeable for the right to receive, upon surrender of the certificate or certificates representing such shares, 9.1655668 validly issued, fully paid and nonassessable shares (the "Exchange Ratio") of common stock, $.01 par value per share, of Nestor (the "Nestor Common Stock"), with fractional shares eliminated (the "Merger Consideration"). Such shares of Nestor Common Stock shall be issued to the holder of such shares of NTS Common Stock in the manner provided in Section 2.5.

                  (c) Each of the outstanding rights with respect to the shares of NTS Common Stock into which that certain Secured Note Agreement dated as of January 9, 2001 made by NTS in favor of NTS Investors, LLC are convertible into or exchangeable for, when converted or exchanged and subject to the receipt by NTS of $4,000,000 all in accordance with the terms of the Secured Note Agreement, shall become the right (i) to receive 33.34% of Nestor Common Stock on a basis fully diluted for the issuance of shares of Nestor Common Stock and all shares of Nestor Common Stock underlying options, warrants or other claims of ownership, except for the Common Stock Purchase Warrants issued to Wand/Nestor Investments L.P., Transactions Systems Architects, Inc. and others, which in the aggregate are equal to approximately 5,090,696 warrants (collectively, the "Outstanding Warrants"), and for employee stock options issued by Nestor and outstanding at the Effective Time; (ii) with respect to options or warrants issued to, or for the benefit of, non-employee members of the board of directors of either Nestor or NTS, Alan M. Wiener, Herbert S. Meeker and Robert M. Carroll outstanding at the Effective Time, a true and complete list of which are set forth on Schedule 2.1(ii) (such Schedule shall be updated immediately prior to the Effective Time) and the Outstanding Warrants (collectively, the "Stock Rights"), to purchase for cash (or such other consideration as is being paid for the exercise of such Stock Rights), at the same exercise price at which such Stock Right has been exercised, such number of additional shares of Nestor Common Stock, equal to one half of the number of shares of Nestor Common Stock into which such Stock Right has been converted or exchanged, as the case may be; and (iii) to purchase, for a period terminating on the third anniversary date of the Effective Time, one million shares of Nestor Common Stock at a per share exercise price of $1.28.(1)

--------
(1) the references to 33.34% in subsection (i) and one third in subsection (ii) will be proportionately reduced in the event that the Investors contribute less than the full $4 million, as permitted by Section 21 of the Secured Note Agreement.


                  (d) All shares of NTS Common Stock which are held by NTS as treasury stock or which are owned of record or beneficially by any subsidiary of NTS shall be cancelled and retired and cease to exist, without any conversion thereof.

                  (e) Each share of Merger Sub issued and outstanding and owned by Nestor shall be converted into and shall become one share of common stock of the Surviving Corporation.

        2.2      Stock Options and Warrants.

                  (a) Prior to the Effective Time, the NTS Board (or, if appropriate, any committee thereof) and the Nestor Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that:

                      (i) effective as of the date of this Agreement, all outstanding stock options under the Nestor Traffic Systems, Inc. 1999 Incentive Stock Option Plan (the "NTS Stock Option Plan") shall become fully exercisable and shall remain fully exercisable until immediately prior to the Effective Time; provided that such full exercisability shall be subject to the condition subsequent that the Merger shall have occurred and no payment with respect to options under the NTS Stock Option Plan that have become fully exercisable by virtue of this Agreement shall be accepted by Nestor until immediately prior to the Effective Time and any exercise of such options shall be effective immediately prior to the Effective Time; and

                      (ii) effective as of the Effective Time, all the outstanding stock options under the NTS Stock Option Plan which have not been exercised (the "NTS Stock Options") shall be assumed by Nestor and converted automatically into options to purchase Nestor Common Stock ("New Stock Options") in an amount and, if applicable, at an exercise price determined as provided below:

                          (A) The number of shares of Nestor Common Stock to be subject to each New Stock Option shall be equal to the product of (x) the number of shares of NTS Common Stock remaining subject (immediately before the Effective Time) to the original NTS Stock Option and (y) the Exchange Ratio, provided that any fractional shares of Nestor Common Stock resulting from such multiplication shall be eliminated; and

                          (B) The exercise price per share of Nestor Common Stock under each New Stock Option shall be equal to the exercise price per share of NTS Common Stock under the original NTS Stock Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest tenth of a cent and provided, further, that where an individual exercises New Stock Options and the aggregate consideration required to exercise such options is not a whole number, the aggregate consideration required to be paid to Nestor by such individual in order to exercise such options shall be rounded up to the nearest cent.

On and after the Effective Time, each New Stock Option shall be exercisable and shall vest upon, and will otherwise be subject to, the same terms and conditions as were applicable to the related NTS Stock

Option immediately prior to the Effective Time, without regard to any acceleration of the exercisability on account of Sections 15 or 16 of the NTS Stock Option Plan and this Agreement (except that with regard to such New Stock Option, any references to NTS shall be deemed, as appropriate, to include Nestor) and each New Stock Option shall be intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or a nonqualified option, whichever was applicable to the related NTS Stock Option.

                  (b) The Board of Directors of NTS shall take all actions necessary to assure that all persons holding outstanding NTS Stock Options shall be notified of the provisions of Section 2.2(a) hereof as soon as practicable after the date of execution of this Agreement.

                  (c) NTS shall take all actions so that following the Effective Time no holder of an NTS Stock Option or any participant in any stock option, stock appreciation, performance unit or similar plan, agreement or arrangement of NTS shall have any right thereunder to acquire capital stock of NTS or of the Surviving Corporation. NTS will take all actions so that, as of the Effective Time, neither NTS nor the Surviving Corporation is or will be bound by any NTS Stock Options, or other options, warrants, rights or agreements which entitle any person to own any capital stock of NTS or the Surviving Corporation or to receive any payment in respect thereof.

                  (d) Unless at the Effective Time, the New Stock Options are registered pursuant to an effective Nestor registration statement, as soon as practicable following the Effective Time, Nestor shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of Nestor Common Stock equal to the number of shares subject to the New Stock Options. Any such registration statement shall be kept effective (and the current status of the initial offering prospectus or prospectuses required thereby shall be maintained) for at least as long as any New Stock Option remains outstanding.

                  (e) Prior to the Effective Time, the NTS Board and the Nestor Board shall adopt appropriate resolutions and take all other actions necessary to provide that all unexercised warrants of NTS which are outstanding at the Effective Time shall be assumed by Nestor and converted automatically into warrants to acquire Nestor Common Stock ("New Warrants") in an amount and at an exercise price determined as provided below:

                      (i) The number of shares of Nestor Common Stock to be subject to each New Warrant shall be equal to the product of (x) the number of shares of NTS Common Stock subject to the outstanding NTS warrant and (y) the Exchange Ratio, provided that any fractional share of Nestor Common Stock resulting from such multiplication shall be eliminated; and

                      (ii) The per share exercise price of each New Warrant shall be equal to the exercise price per share of NTS Common Stock under the outstanding NTS warrant divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest tenth of a cent.

                      (f) Nestor agrees that it shall take all action necessary, on or prior to the Effective Time, to authorize and reserve a number of shares of Nestor Common Stock sufficient for issuance upon exercise of options or warrants as contemplated by this Section 2.2.

        2.3 Dissenting Shares. Notwithstanding the provisions of Section 2.1 or any other provisions of this Agreement to the contrary, any share of NTS Common Stock with respect to which dissenters' rights shall be properly perfected in accordance with Section 262 of Delaware Law (the "Dissenting Shares") shall not be cancelled or converted into the right to receive the Merger Consideration at or after the Effective Time (but shall be converted into the right to receive such payment from NTS as may be determined to be due with respect to such Dissenting Shares pursuant to the applicable provisions of Delaware Law) unless and until the dissenters' rights of the holder of such shares terminates (in accordance with Section 262 of Delaware Law) or such holder otherwise becomes ineligible for such payment from NTS. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262 of Delaware Law) such holder's demand for such payment from NTS or shall become ineligible for such payment from NTS, then as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall either be cancelled as provided in Section 2.1(a) or converted into and represent the right to receive the Merger Consideration as provided in Section 2.1(b), upon surrender of certificates representing such shares in accordance with Section 2.5 hereof. The Surviving Corporation shall comply with all of the provisions contained herein and in Section 262 of Delaware Law with respect to any Dissenting Shares and shall be solely responsible for the payment, if any, to be made to the holder of any such Dissenting Shares.

        2.4 Closing of Transfer Books. At the Effective Time, the stock transfer books of NTS shall be closed and thereafter there shall be no further registration of transfers of shares of NTS Common Stock. From and after the Effective Time, the holders of shares of NTS Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law. If, after the Effective Time, certificates previously representing NTS Common Stock (other than certificates issued to Nestor each of which were automatically cancelled at the Effective Time pursuant to Section 2.1(a)) are, in accordance with Section 2.5 hereof, presented to the Surviving Corporation, they shall be exchanged for the Merger Consideration as provided in Section 2.1 hereof and shall forthwith be cancelled.

        2.5 Surrender of NTS Common Stock. NTS will deliver to Nestor all certificates (the "Certificates") which immediately prior to the Effective Time represented all outstanding shares of NTS Common Stock (other then Dissenting Shares), whose shares were either (i) cancelled pursuant to Section 2.1(a), or
(ii) converted into the right to receive the Merger Consideration pursuant to
Section 2.1(b), with duly and validly executed stock powers transferring such Certificates to Nestor. Except for shares of NTS Common Stock that were automatically cancelled at the Effective Time in accordance with Section 2.1(a), upon surrender of a Certificate for cancellation to Nestor, Nestor shall promptly deliver to the holder thereof (other than a holder of Dissenting Shares) the Merger Consideration which such holder is entitled hereunder, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered and exchanged, each Certificate that prior to the Effective Time evidenced NTS Common Stock (other than shares of NTS Common Stock cancelled in accordance with Section 2.1(a)) shall represent solely the right to receive the Merger Consideration pursuant to Section 2.1(b) hereof.

        2.6 No Fractional Shares. No certificates or scrip representing fractional shares of Nestor Common Stock shall be issued by virtue of the Merger.

        2.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Code and will be reported as such by NTS, Nestor and the Surviving Corporation for all purposes.

                                  Article III

             Representations And Warranties Of Nestor And Merger Sub
             -------------------------------------------------------

                  As a material inducement to NTS to enter into this Agreement, Nestor and Merger Sub, jointly and severally, represent and warrant to NTS as follows:

        3.1 Corporate Organization. Nestor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub does not currently, nor has it ever, conducted any material business operations. Each of Nestor and Merger Sub has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below) on Nestor. Each of Nestor and Merger Sub is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed could, individually or in the aggregate, have a Material Adverse Effect. When used in connection with Nestor, the term "Material Adverse Effect" means any change in or effect on the business of Nestor and its Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, results of operations or condition (financial or otherwise), liabilities or regulatory status of Nestor and its Subsidiaries taken as a whole. For purposes of this Agreement, a "Subsidiary" of Nestor means Merger Sub and any other corporation or other legal entity of which Nestor (either alone or through or together with any other Subsidiary of Nestor) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of, or otherwise control or direct, such corporation or other legal entity.

        3.2 Certificate of Incorporation and Bylaws. Complete and correct copies of the Certificate of Incorporation and Bylaws, each as amended to the date hereof, of Nestor and the Merger Sub have been furnished to NTS. Each such Certificate of Incorporation and Bylaws are in full force and effect. Neither Nestor nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

        3.3 Authority Relative to Agreement. Each of Nestor and Merger Sub has full corporate power, capacity and authority to execute and deliver this Agreement and to consummate the Merger or any other transactions contemplated hereby (the "Transactions"). The execution, delivery and performance by Nestor and Merger Sub of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Nestor and Merger Sub, respectively, subject to obtaining the necessary approval of Merger Sub's sole stockholder. This Agreement has been duly executed and delivered by

Nestor and Merger Sub and constitutes a legal, valid and binding agreement of each of Nestor and Merger Sub, enforceable against each of Nestor and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        3.4 No Violation; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Nestor and Merger Sub, does not, and the performance of this Agreement by each of Nestor and Merger Sub will not: (i) subject to Section 3.4(b) hereof, conflict with or violate any law, regulation, court order, judgment or decree applicable to either of Nestor or Merger Sub or by which any of their respective property or assets is bound or affected; (ii) violate or conflict with either the Certificate of Incorporation or Bylaws of Nestor or Merger Sub; or (iii) result in any breach of or constitute a default (or any event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of any mortgage, pledge, lien, security interest, encumbrance, charge or other claim of any kind on any of the property or assets of either of Nestor or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, instrument, permit, license or franchise to which either of Nestor or Merger Sub is a party or by which either of Nestor or Merger Sub or any of their respective property is bound or affected, except in the case of (i) or (iii) above, for conflicts, violations, breaches or defaults which, in the aggregate, would not (x) have a Material Adverse Effect, or (y) prevent or materially interfere with each of Nestor's or Merger Sub's performance of its material obligations hereunder. No consent or waiver of any obligation under any such documents is necessary to permit each of Nestor or Merger Sub to perform its obligations under this Agreement, except for such consents and waivers as may be required pursuant to any of Nestor's or Merger Sub's debt instruments, and except for such consents and waivers which the failure to obtain would not have a Material Adverse Effect.

                (b) Except for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), "blue sky" laws of various states, and filing and recordation of appropriate merger documents as required by Delaware Law, neither Nestor nor Merger Sub is required to submit any notice, report or other filing with, or obtain any waiver, consent, or approval from, any governmental or regulatory authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions contemplated by this Agreement, except where the failure to take such action would not (i) prevent or materially interfere with the consummation of the Merger and the Transactions, or (ii) have a Material Adverse Effect.

        3.5 Capitalization. The authorized capital stock of Nestor consists of 30,000,000 shares of common stock, par value, $.01 per share, of which 17,754,763 shares are issued and outstanding, and 10,000,000 shares of preferred stock, par value $1.00 per share, of which 235,000 shares are issued and outstanding and designated as shares of Series B Convertible Preferred Stock. As of May 31, 2001, Nestor had reserved 1 million shares of Nestor Common Stock for issuance pursuant to Nestor's 1997 Incentive Stock Option Plan (the "1997 Plan") and 53,613 of which have been exercised. As of May 31, 2001, an aggregate of 721,666 shares were subject to outstanding options under the 1997 Plan, and 224,721 shares are available for issuance under the 1997 Plan. As of May 31, 2001, Nestor had reserved 2,450,000 shares of Nestor Common Stock for issuance pursuant to Nestor's 1984 Incentive Stock Option Plan (the "1984 Plan") and 160,198 of which have been exercised. As of May 31, 2001, an aggregate of 951,484 were subject to outstanding options under the 1984 Plan, and 1,338,318 shares are available for issuance under the 1984 Plan. As of May 31, 2001, an aggregate of 4,999,040 shares were subject to outstanding warrants. The authorized capital of Merger Sub consists of 1,000 shares of common stock, $.01 par value per share, of which 100 shares are issued and outstanding, and all of which are owned beneficially and of record by Nestor free and clear of all liens, charges, pledges, encumbrances, restrictions, mortgages or other security interests or preferential arrangements of whatever kind or nature (collectively, "Liens"), options, agreements, voting trusts, proxies, rights of first refusal or other encumbrances, arrangements or restrictions whatsoever. Merger Sub is not a party to any agreements pursuant to which it may be required to issue additional shares. All the outstanding capital shares of each of Nestor and Merger Sub are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

        3.6 Financial Statements and Reports. (a) Nestor heretofore has delivered to NTS true and complete copies of (i) its audited financial statements for the fiscal year ended December 31, 2000 (the "2000 Audit"), (ii) its Form 10-K for the year ended December 31, 2000 (the "Form 10-K") as filed with the Securities and Exchange Commission (the "SEC"), and (iii) its quarterly report for the period ended March 31, 2001 (the "Form 10-Q") as filed with the SEC. The 2000 Audit, Form 10-K and the Form 10-Q shall sometimes be collectively referred to herein as the "SEC Filings". As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there has not been any material adverse change in the assets, business, financial condition or results of operations of Nestor, except as set forth on Schedule 3.6.

                (b) The financial statements of Nestor included in the SEC Filings were prepared in accordance with generally accepted accounting principles ("GAAP"), as in effect as of the date and for each of the periods of such financial statements, applied on a consistent basis and present fairly the financial position, results of operations and cash flows of Nestor, each as of the dates and for the periods indicated, subject in the case of unaudited interim financial statements to the absence of certain footnote disclosures and normal year-end adjustments.

        3.7 Litigation. Except as disclosed in the SEC Filings, there are no actions, proceedings or investigations pending or, to the best knowledge of Nestor, threatened against Nestor, or any of its Subsidiaries, before any court or governmental or regulatory authority or body, which, if decided adversely could, individually or in the aggregate, have a Material Adverse Effect. Neither Nestor nor any of its Subsidiaries nor any of their respective property is subject to any order, judgment, injunction or decree, having a Material Adverse Effect.

        3.8 Absence of Certain Changes or Events. Except as set forth in
Schedule 3.8, since December 31, 2000 (a) there has been no event or occurrence which has or could reasonably be expected to have a Material Adverse Effect; (b) Nestor has not incurred any indebtedness for money borrowed; (c) Nestor has not assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any other individual, firm or corporation; (d) there has been no creation or assumption by Nestor of any Lien on any asset that has or could reasonably be expected to have a Material Adverse Effect; (e) there has been no loan, advance or capital contribution to or investment in any person by Nestor, including to the affiliates thereof; (f) there has been no change in any method of accounting or accounting practice by Nestor; (g) there has been no repurchase, redemption or other acquisition by Nestor of any outstanding shares of capital stock or other ownership interest of Nestor; (h) there has been no declaration or payment of any dividend on, or other distribution with respect to, any capital stock of Nestor; and (i) Nestor has not entered into any other transaction other than in the ordinary course of business.

        3.9 Material Contracts and other Agreements. Schedule 3.9 sets forth a complete and accurate list of the following contracts and commitments to which Nestor is a party or by which any of its properties are bound: (a) collective bargaining agreements and contracts with any labor union; (b) employment or consulting agreements or any agreements providing for severance, termination or similar payments; (c) leases, whether as lessor or lessee, involving real or personal property with annual rental payments in excess of $100,000; (d) loan agreements, mortgages, indentures, instruments or other evidence of indebtedness or commitments in each case involving indebtedness (or available credit) for borrowed money or money lent to others; (e) guaranty or suretyship, performance bond, indemnification or contribution agreements; (f) written contracts with customers or suppliers that require aggregate payments to or from Nestor of more than $100,000 in any one-year period, other than contracts issued in the ordinary and usual course of business or terminable with 30 days or less notice without premium or penalty; (g) joint venture, partnership, or other agreements evidencing an ownership interest or a participation in or sharing of profits;
(h) agreements, contracts or commitments limiting the freedom of Nestor to engage in any line of business or compete with any other corporation, partnership, joint venture, company or individual; and (i) contracts that are terminable, or under which payments by Nestor may be accelerated, upon a change in control of Nestor. Nestor has furnished or made available accurate and complete copies of the foregoing contracts and agreements to NTS. As to each contract and commitment referred to above (i) there exists no breach or default, and to the knowledge of Nestor, no event has occurred which with the giving of notice or the passage of time or both would constitute such a breach, default or permit termination, notification or acceleration, on the part of Nestor or, to the knowledge of Nestor, on the part of any third party which, with or without the giving of notice, lapse of time or the happening of any other event or condition, would have a Material Adverse Effect and (ii) as of the Effective Time, no material third party consent, approval or authorization shall be required for the consummation of the Transactions.

        3.10 Compliance with Laws. Nestor has complied and is in compliance with applicable federal, state or local statutes, laws and regulations, except where the failure to so comply would not have a Material Adverse Effect. Nestor has not (a) failed to obtain any license, permit, franchise or other governmental authorization which is material to the operations of the business of Nestor, taken as a whole, or (b) received any notice of any alleged violation or breach of any law or regulation or of any license, permit, franchise or authorization which violation or breach would have a Material Adverse Effect.

        3.11 Proprietary Property. Schedule 3.11 contains a complete and accurate list of all material patents and patent applications, all trademarks, service marks, trade dress, trade names and corporate names; all registered copyrights; all registrations, applications and renewals for any of the foregoing; and other material intellectual property rights (together with the goodwill associated therewith, collectively the "Nestor Proprietary Property"), including, without limitation, all contracts, agreements and licenses relating to any of the foregoing, owned by Nestor or in which Nestor has any rights. The Transactions will not have a Material Adverse Effect on the right, title and interest of Nestor as of the Effective Time in and to Nestor Proprietary Property. To Nestor's knowledge, Nestor has not interfered with, infringed or is infringing on or otherwise come into conflict with any proprietary property belonging to any other person, firm or corporation. Except as set forth on
Schedule 3.11, to the knowledge of Nestor, no third party is interfering with, infringing on or otherwise coming into conflict with Nestor Proprietary Property. Except as set forth on Schedule 3.11, Nestor has not received any written notice of material invalidity, interference, infringement or misappropriation from any third party with respect to any of Nestor Proprietary Property.

        3.12 No Undisclosed Liabilities. Except as set forth on Schedule 3.12, there is no liability or obligation of Nestor of any nature, whether absolute, accrued, contingent or otherwise other than: (i) the liabilities and obligations reflected in the financial statements included in the SEC Filings; (ii) liabilities and obligations of Nestor incurred since December 31, 2000 in the ordinary and usual course of business; (iii) liabilities and obligations relating to contracts not yet required to be performed; and (iv) liabilities and obligations which individually or in the aggregate do not have a Material Adverse Effect.

        3.13 Title to Personal Property. Except as set forth on Schedule 3.13, Nestor has good title to or a valid and enforceable leasehold interest in all personal property material to the operation of its business, free and clear of all Liens other than Liens which are not reasonably expected to have a Material Adverse Effect.

        3.14 Taxes and Tax Returns. Nestor: (a) has made or timely filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained extensions not yet expired with respect thereto; (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings; and (c) has set aside on its books, provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Nestor know of no basis for any such claim.

        3.15 Employee Benefit Plans. Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by Nestor and/or any of its Subsidiaries or any organization which, together with Nestor and/or any such Subsidiary, would be treated as a "single employer" within the meaning of Section 414(b) or (c) of the Code or to which Nestor or any such Subsidiary or organization contributes (or has any obligation to contribute) or is a party (collectively, the "Nestor Benefit Plans") is listed on Schedule 3.15 attached hereto. Except as set forth on such Schedule 3.15, or to the extent that any breach of the representations set forth in this sentence would not have a material adverse effect on Nestor:
(a) each Nestor Benefit Plan is in compliance with applicable law and has been administered and operated in all respects in accordance with its terms; (b) each Nestor Benefit Plan which is intended to be "qualified" within the meaning of

Section 401(a) of the Code, is a standardized prototype plan which has received a favorable opinion letter from the Internal Revenue Service and, to the knowledge of Nestor, no event has occurred and no condition exists which could reasonably be expected to adversely affect such qualified status; (c) no Nestor Benefit Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA; (d) neither Nestor nor any of its Subsidiaries, nor, to Nestor's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Nestor Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to
Section 409 of ERISA or a tax pursuant to Section 4975 of the Code; (e) no Nestor Benefit Plan provides for post-employment or retiree welfare benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or
Section 4980B of the Code; (f) no liability, claim, action or litigation, has been made, commenced or, to Nestor's knowledge, threatened with respect to any Nestor Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims); and (g) none of the Nestor Benefit Plans promise or provide severance benefits or benefits contingent upon a change in ownership or control, within the meaning of Section 280G of the Code nor create any entitlement to receive any payment benefit or amount which may constitute "Excess Parachute Payments" under the Code.

        3.16 Labor Matters. Except as set forth in Schedule 3.16, (i) there are no controversies pending or, to the best knowledge of Nestor, threatened between Nestor or any Subsidiary and any of their respective employees; (ii) neither Nestor nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Nestor or any Subsidiary, nor, to the best knowledge of Nestor are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against Nestor or any Subsidiary before the National Labor Relations Board or other governmental or administrative body involving employees of Nestor or any Subsidiary; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of Nestor, threat thereof, by or with respect to any employees of Nestor or any Subsidiary.

        3.17 Products Liability. Except as disclosed on Schedule 3.17, there is no notice or claim involving any product manufactured, produced, distributed or sold by or on behalf of Nestor or its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, failure to perform for the use intended or any alleged failure to warn, or from any breach of express or implied warranties or representations, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Nestor and its Subsidiaries taken as a whole, without regard to any insurance coverage. The product liability insurance policies maintained by Nestor are in full force and effect and are adequate for the business conducted by Nestor. Nestor has not received any notice from any insurance carrier declining coverage of any claim or canceling or threatening to cancel any such policy.

        3.18 Joint Proxy Statement-Prospectus. None of the information supplied in writing by Nestor, its officers, directors, representatives, financial advisors, agents or employees, for inclusion in the joint proxy statement-prospectus (such joint proxy statement-prospectus, as amended or supplemented, is herein referred to as the "Joint Proxy Statement-Prospectus") will, on the date the Joint Proxy Statement-Prospectus is filed with the SEC, first mailed to stockholders of NTS and Nestor, at the time of the Nestor Stockholders Meeting to, among other things, consider the issuance of Nestor Common Stock in the Merger, at the time of the NTS Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. To the extent it contains information or statements pertaining to Nestor or its Subsidiaries, the Joint Proxy Statement-Prospectus will, when filed, comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Nestor does not make any representation or warranty with respect to any information that has been supplied by NTS or its accountants, counsel or other authorized representatives for use in the Joint Proxy Statement-Prospectus.

                3.19     Nestor Properties and Leases.

                (a) Nestor and the Subsidiaries have sufficient title to all their properties and assets and have been issued all related permits, consents and permissions necessary or appropriate to enable them to conduct their respective businesses as currently conducted or as contemplated to be conducted.

                (b) Except as set forth on Schedule 3.19(b), each parcel of real property owned or leased by Nestor or any Subsidiary (i) is owned or leased free and clear of all Liens, other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of Nestor or such Subsidiary consistent with past practice, and (D) all matters of record, Liens and other imperfections of title and encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect (collectively, "Permitted Liens"), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of Nestor, has any such condemnation, expropriation or taking been proposed.

                (c) All leases of real property leased for the use or benefit of Nestor or any Subsidiary to which Nestor or any Subsidiary is a party requiring rental payments in excess of $50,000 during the period of the lease and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by Nestor or any Subsidiary, nor any event which with the giving of notice or the lapse of time or both would constitute a default thereunder by Nestor or any Subsidiary.

        3.20 Environmental Matters. (a) Except as set forth on Schedule 3.20, Nestor and each Subsidiary is in compliance in all material respects with all applicable Environmental Laws and has been issued and currently maintains all required federal, state and local permits, licenses, certificates and approvals except to the extent such non-compliance or the absence of any such permit, license, certificate or approval would not be, singly or in the aggregate, reasonably expected to have a Material Adverse Effect. Neither Nestor nor any Subsidiary has been notified of any pending or threatened action, suit, proceeding or investigation and neither Nestor nor any Subsidiary is aware of any facts, which (i) call into question, or would reasonably be expected to call into question, compliance by Nestor or any Subsidiary with any Environmental Laws, (ii) seeks, or would reasonably be expected to form the basis of a meritorious proceeding to seek, to suspend, revoke or terminate any license, permit or approval necessary for the operation of Nestor's or any Subsidiary's business or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Substances, or (iii) seeks to cause, or would reasonably be expected to form the basis of a meritorious proceeding to cause, any property of Nestor or any Subsidiary to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law, any of which would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.20 to the best knowledge of Nestor, neither Nestor nor any of its Subsidiaries has caused or permitted its business or property (whether real or personal, owned or leased and whether or not currently owned or occupied by any such entity) to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, or process Hazardous Substances, except in material compliance with all applicable Environmental Laws.

        (b) Except as set forth on Schedule 3.20, neither Nestor nor any Subsidiaries has received notice of any violation or notice of regulatory requirements or has been notified of any threatened or pending action, suit, proceeding or investigation which suggests that Nestor or any of the its Subsidiaries is a potentially responsible party with regard to any release or threatened release of Hazardous Substances.

        (c) Except as set forth on Schedule 3.20, neither Nestor nor any of its Subsidiaries has any liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, which liability would have a Material Adverse Effect.

        (d) For purposes of this Agreement, the term "Environmental Laws" means any federal, state or local statute, common law, ordinance, code, rule, regulation, order, decree, injunction, agreement or permit regulating, relating to, or imposing liability or standards of conduct concerning, human health or the environment, including the emission, discharge or release of pollutants, contaminants, Hazardous Substances or wastes into the environment (which includes, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2610 et seq.; the Rivers and Harbors Act, 33 U.S.C. Section 401 et seq.; the Endangered Species Act, 16 U.S.C. Section 1531 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; and the Federal Technical Standards and Corrective Action Requirements for Owners and Operators of Underground Storage Tanks.

        (e) For purposes of this Agreement, the term "Hazardous Substances" means any and all dangerous, toxic, radioactive, caustic or otherwise hazardous material, pollutant, contaminant, chemical, waste or substance defined, listed or described as any of such in or governed by any Environmental Law, including but not limited to urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon, explosives, known carcinogens, petroleum and its derivatives, petroleum products, or any substance which might cause any injury to human health or safety or to the environment or might subject the owner or operator of real property to any regulatory actions or claims. "Hazardous Substances" shall include, without limitation, asbestos, airborne asbestos, polychlorinated biphenyls (PCBs), petroleum products, lead-based paint and urea-formaldehyde.

        3.21 The Nestor Board and the Merger Sub Board. Each of the Nestor Board and the Merger Sub Board has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of Nestor, Merger Sub and their respective stockholders, and (ii) to recommend that the sole stockholder of Merger Sub approves and adopts this Agreement and approves the Merger.

        3.22 Fairness Opinion. The Nestor Board has received a written opinion from Aramar Capital Group, LLC to the effect that as of the date hereof, the Exchange Ratio is fair to Nestor from a financial point of view and has delivered to NTS a copy of such opinion.

                                   Article IV

                      Representations And Warranties Of NTS

                  As a material inducement to Nestor and Merger Sub to enter into this Agreement, NTS represents and warrants to Nestor and Merger Sub as follows:

        4.1 Corporate Organization. NTS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NTS has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below) on NTS. Except as set forth on
Schedule 4.1, NTS is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed could, individually or in the aggregate, have a Material Adverse Effect. NTS has no subsidiaries. When used in connection with NTS, the term "Material Adverse Effect" means any change in or effect that is, or is reasonably likely to be, materially adverse to the business, results of operations or condition (financial or otherwise), liabilities or regulatory status of NTS taken as a whole. NTS does not own, either directly or indirectly, any equity investment or ownership interest in any corporation, partnership, joint venture, business trust or other business entity.

        4.2 Certificate of Incorporation and Bylaws. Complete and correct copies of NTS's Certificate of Incorporation and Bylaws, each as amended to the date hereof have been furnished to Nestor. Such Certificate of Incorporation and Bylaws are in full force and effect. NTS is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

        4.3 Authority Relative to Agreement. NTS has full corporate power, capacity and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by NTS of this Agreement, and the consummation of the Transactions have been duly authorized by the NTS Board and no other corporate proceedings on the part of NTS are necessary to authorize the execution and delivery of this Agreement by NTS, subject to obtaining all necessary approvals by NTS's stockholders. This Agreement has been duly executed and delivered by NTS and constitutes a legal, valid and binding obligation of NTS, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        4.4 No Violation; Required Filings and Consents. (a) The execution and delivery of this Agreement by NTS does not, and the performance of this Agreement by NTS will not: (i) subject to Section 4.4(b) hereof, conflict with or violate any law, regulation, court order, judgment or decree applicable to NTS or by which any of its property or assets is bound or affected; (ii) violate or conflict with either the Certificate of Incorporation or Bylaws of NTS; or
(iii) except as set forth on Schedule 4.4, result in any breach of or constitute a default (or any event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of any Lien on any of the property or assets of NTS pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, instrument, permit, license or franchise to which NTS is a party or by which NTS or any of its property is bound or affected, except in the case of (i) or (iii) above, for conflicts, violations, breaches or defaults which, in the aggregate, would not (x) have a Material Adverse Effect, or (y) prevent or materially interfere with NTS's performance of its material obligations hereunder. No consent or waiver of any obligation under any such documents is necessary to permit NTS to perform its obligations under this Agreement, except for such consents and waivers as may be required pursuant to any of NTS's debt instruments, except as set forth on Schedule 4.4, and except for such consents and waivers which the failure to obtain would not have a Material Adverse Effect.

                (b) Except for applicable requirements, if any, of the Securities Act, the Exchange Act, "blue sky" laws of various states, and filing and recordation of appropriate merger documents as required by Delaware Law, NTS is not required to submit any notice, report or other filing with, or obtain any waiver, consent, or approval from, any governmental or regulatory authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions, except where the failure to take such action would not (i) prevent or materially interfere with the consummation of the Merger and the Transactions, or (ii) have a Material Adverse Effect.

        4.5 Capitalization. The authorized capital stock of NTS consists of 4,000,000 shares of common stock, of which 2,599,975 are issued and outstanding. Subject to receipt of stockholder approval which is expected to be obtained prior to the Effective Time, NTS has reserved 400,000 shares of NTS Common Stock for issuance pursuant to the NTS Option Plan, none of which have been exercised. As of May 31, 2001, an aggregate of 306,800 shares were subject to outstanding options, and 93,200 shares were available for issuance under the NTS Option Plan. As of May 31, 2001, an aggregate of 10,000 shares were subject to outstanding warrants granted to First Albany Corporation on October 14, 1999.
Schedule 4.5 sets forth a complete and accurate list of (i) all stockholders of NTS, indicating the number of shares of NTS Common Stock held by each stockholder, and (ii) all holders of NTS Stock Options and the warrants, indicating the number of shares of NTS Common Stock subject to NTS Stock Option and warrant, and in the case of each NTS Stock Option, the date of grant, exercise price per share, the date or dates upon which shares subject to the option first become exercisable, whether the holder is an employee, director or independent contractor of NTS and whether the option is an incentive stock option under Section 422 of the Code or a nonqualified option. All of the outstanding shares of capital stock of NTS are duly authorized, validly issued and are fully paid and nonassessable and are not subject to preemptive rights. Except as set forth on Schedule 4.5, there are no rights (including without, limitation, statutory or contractual preemptive rights), subscriptions, warrants, options, conversion rights or agreements or commitments of any kind outstanding to purchase or otherwise acquire any shares of capital stock of NTS or to acquire any securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of NTS to which NTS is a party or any equity interest in NTS or its business or, to the best of NTS's knowledge, to which any other person is a party. There are no agreements or other obligations (contingent or otherwise) which may require NTS to repurchase or otherwise acquire any shares of capital stock. There are no outstanding or authorized stock appreciation or phantom stock or similar rights with respect to NTS. Except as set forth on Schedule 4.5, there are no agreements or arrangements among any shareholders of NTS with respect to voting or transfers.

        4.6 Financial Statements. (a) Schedule 4.6(a) contains true and complete copies of audited financial statements of NTS containing balance sheets, statements of income and statements of cash flows as at and for the twelve months ended December 31, 2000, (the "Balance Sheet"). The financial statements referred to in this Section 4.6 present fairly and accurately the financial position, results of operations and cash flows of NTS each as at and for the period indicated, and were prepared in accordance with GAAP, as in effect as of the date and for the period of such financial statements, applied on a consistent basis.

                (b) All of the accounts receivable reflected on the Balance Sheet, and all accounts receivable of NTS that have arisen since December 31, 2000 (except accounts receivable that have been collected since such date) are valid and enforceable claims, and constitute bona fide accounts receivable resulting from the sale of goods and services in the ordinary course of business and are collectible in the ordinary course of business. The accounts receivable of NTS are not subject to any defenses, offsets, deductions, returns, allowances or credits of any kind. NTS has no notice that any of the obligors thereunder is refusing to pay the full amount or any portion thereof. Nestor acknowledges receipt of a list setting out all accounts receivable as of the close of business on December 31, 2000, marked Schedule 4.6(b). Schedule 4.6(b) sets forth the dollar amount of all accounts receivable of NTS, which are outstanding as of December 31, 2000 at 30, 60 and 90 days from the date of billing to which any outstanding invoice relates.

                (c) All financial, business and accounting books, ledgers, accounts and official and other records relating to NTS have been properly and accurately kept and completed, and there are no material inaccuracies or discrepancies contained or reflected therein. There are no records, systems, contracts, agreements and other instruments, data or information of NTS, recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not under NTS's exclusive ownership and direct control.

        4.7 Litigation. Except as set forth on Schedule 4.7, there are no actions, proceedings or investigations pending or, to the best knowledge of NTS, threatened against NTS before any court or governmental or regulatory authority or body, which, if decided adversely could, individually or in the aggregate, have a Material Adverse Effect. Neither NTS nor any of its assets is subject to any order, judgment, injunction or decree which would have a Material Adverse Effect.

        4.8 Absence of Certain Changes or Events. Except as set forth in
Schedule 4.8, since December 31, 2000 (a) there has been no event or occurrence which has or could reasonably be expected to have a Material Adverse Effect; (b) NTS has not incurred any indebtedness for money borrowed; (c) NTS has not assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any other individual, firm or corporation; (d) there has been no creation or assumption by NTS of any Lien on any asset that has or could reasonably be expected to have a Material Adverse Effect; (e) there has been no loan, advance or capital contribution to or investment in any person by NTS, including to the affiliates thereof; (f) there has been no change in any method of accounting or accounting practice by NTS; (g) there has been no repurchase, redemption or other acquisition by NTS of any outstanding shares of capital stock or other ownership interest of NTS; (h) there has been no declaration or payment of any dividend on, or other distribution with respect to, any capital stock of NTS; and (i) NTS has not entered into any other transaction other than in the ordinary course of business.

        4.9 Material Contracts and other Agreements. Schedule 4.9 sets forth a complete and accurate list of the following contracts and commitments to which NTS is a party or by which any of its properties are bound: (a) collective bargaining agreements and contracts with any labor union; (b) employment or consulting agreements or any agreements providing for severance, termination or similar payments; (c) leases, whether as lessor or lessee, involving real or personal property with annual rental payments in excess of $100,000; (d) loan agreements, mortgages, indentures, instruments or other evidence of indebtedness or commitments in each case involving indebtedness (or available credit) for borrowed money or money lent to others; (e) guaranty or suretyship, performance bond, indemnification or contribution agreements; (f) written contracts with customers or suppliers that require aggregate payments to or from NTS of more than $100,000 in any one-year period, other than contracts issued in the ordinary and usual course of business or terminable with 30 days or less notice without premium or penalty; (g) joint venture, partnership, or other agreements evidencing an ownership interest or a participation in or sharing of profits;
(h) agreements, contracts or commitments limiting the freedom of NTS to engage in any line of business or compete with any other corporation, partnership, joint venture, company or individual; and (i) contracts that are terminable, or under which payments by NTS may be accelerated, upon a change in control of NTS. NTS has furnished or made available accurate and complete copies of the foregoing contracts and agreements to Nestor. As to each contract and commitment referred to above (i) there exists no breach or default, and to the knowledge of NTS, no event has occurred which with the giving of notice or the passage of time or both would constitute such a breach, default or permit termination, notification or acceleration, on the part of NTS or, to the knowledge of NTS, on the part of any third party which, with or without the giving of notice, lapse of time or the happening of any other event or condition, would have a Material Adverse Effect and (ii) as of the Effective Time, no material third party consent, approval or authorization shall be required for the consummation of the Transactions.

        4.10 Compliance with Laws. NTS has complied and is in compliance with applicable federal, state or local statutes, laws and regulations, except where the failure to so comply would not have a Material Adverse Effect. NTS has not
(a) failed to obtain any license, permit, franchise or other governmental authorization which is material to the operations of the business of NTS, taken as a whole, or (b) received any notice of any alleged violation or breach of any law or regulation or of any license, permit, franchise or authorization which violation or breach would have a Material Adverse Effect.

        4.11 Proprietary Property. Schedule 4.11 contains a complete and accurate list of all material patents and patent applications, all trademarks, service marks, trade dress, trade names and corporate names; all registered copyrights; all registrations, applications and renewals for any of the foregoing; and other material intellectual property rights (together with the goodwill associated therewith, collectively the "NTS Proprietary Property"), including, without limitation, all contracts, agreements and licenses relating to any of the foregoing, owned by NTS or in which NTS has any rights. The Transactions will not have a Material Adverse Effect on the right, title and interest of NTS as of the Effective Time in and to the NTS Proprietary Property. Except as set forth on Schedule 4.11, to NTS's knowledge, NTS has not interfered with, infringed or is infringing on or otherwise come into conflict with any proprietary property belonging to any other person, firm or corporation. Except as set forth on Schedule 4.11, to the knowledge of NTS, no third party is interfering with, infringing on or otherwise coming into conflict with the NTS Proprietary Property. Except as set forth on Schedule 4.11, NTS has not received any written notice of material invalidity, interference, infringement or misappropriation from any third party with respect to any of NTS Proprietary Property.

        4.12 No Undisclosed Liabilities. Except as set forth on Schedule 4.12, there is no liability or obligation of NTS of any nature, whether absolute, accrued, contingent or otherwise other than: (i) the liabilities and obligations reflected on the Balance Sheet; (ii) liabilities and obligations of NTS incurred since December 31, 2000 in the ordinary and usual course of business; (iii) liabilities and obligations relating to contracts not yet required to be performed; and (iv) liabilities and obligations which individually or in the aggregate do not have a Material Adverse Effect.

        4.13 Title to Personal Property. Except as set forth on Schedule 4.13, NTS has good title to or a valid and enforceable leasehold interest in all personal property material to the operation of its business, free and clear of all Liens other than Liens which are not reasonably expected to have a Material Adverse Effect.

        4.14 Taxes and Tax Returns. NTS: (a) has made or timely filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained extensions not yet expired with respect thereto; (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings; and (c) has set aside on its books, provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of NTS know of no basis for any such claim.

        4.15 Employee Benefit Plans. Each employee benefit plan within the meaning of Section 3(3) of ERISA, maintained by NTS or any organization which, together with NTS, would be treated as a "single employer" within the meaning of
Section 414(b) or (c) of the Code or to which NTS or such organization contributes (or has any obligation to contribute) or is a party (collectively, the "NTS Benefit Plans") is listed on Schedule 4.15 attached hereto. Except as set forth on such Schedule 4.15, or to the extent that any breach of the representations set forth in this sentence would not have a material adverse effect on NTS: (a) each NTS Benefit Plan is in compliance with applicable law and has been administered and operated in all respects in accordance with its terms; (b) each NTS Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, is a standardized prototype plan which has received a favorable opinion letter from the Internal Revenue Service and, to the knowledge of the NTS, no event has occurred and no condition exists which could reasonably be expected to adversely affect such qualified status; (c) no NTS Benefit Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA; (d) neither NTS nor, to NTS's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any NTS Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code; (e) no NTS Benefit Plan provides for post-employment or retiree welfare benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code; (f) no liability, claim, action or litigation, has been made, commenced or, to NTS's knowledge, threatened with respect to any NTS Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims); and
(g) none of the NTS Benefit Plans promise or provide severance benefits or benefits contingent upon a change in ownership or control, within the meaning of
Section 280G of the Code nor create any entitlement to receive any payment benefit or amount which may constitute "Excess Parachute Payments" under the Code.

        4.16 Labor Matters. Except as set forth in Schedule 4.16, (i) there are no controversies pending or, to the best knowledge of NTS, threatened between NTS and any of its employees; (ii) NTS is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by NTS, nor, to the best knowledge of NTS are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against NTS before the National Labor Relations Board or other governmental or administrative body involving employees of NTS; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of NTS, threat thereof, by or with respect to any employees of NTS.

        4.17 Products Liability. Except as disclosed on Schedule 4.17, there is no notice or claim involving any product manufactured, produced, distributed or sold by or on behalf of NTS resulting from an alleged defect in design, manufacture, materials or workmanship, failure to perform for the use intended or any alleged failure to warn, or from any breach of express or implied warranties or representations, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on NTS taken as a whole, without regard to any insurance coverage. The product liability insurance policies maintained by NTS are in full force and effect and are adequate for the business conducted by NTS. NTS has not received any notice from any insurance carrier declining coverage of any claim or canceling or threatening to cancel any such policy.

        4.18 Joint Proxy Statement-Prospectus. None of the information supplied in writing by NTS, its officers, directors, representatives, financial advisors, agents or employees, for inclusion in the Joint Proxy Statement Prospectus will, on the date the Joint Proxy Statement-Prospectus is filed with the SEC, first mailed to stockholders of NTS in connection with the NTS Stockholders Meeting, at the time of the Nestor Stockholders Meeting to, among other things, consider the issuance of Nestor Common Stock in the Merger, at the time of the NTS Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. To the extent it contains information or statements pertaining to NTS, the Joint Proxy Statement-Prospectus will, when filed, comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, NTS does not make any representation or warranty with respect to any information that has been supplied by Nestor or its accountants, counsel or other authorized representatives for use in the Joint Proxy Statement-Prospectus.

        4.19 NTS Properties and Leases.

                (a) NTS has sufficient title to all its properties and assets and has been issued all related permits, consents and permissions necessary or appropriate to enable it to conduct its business as currently conducted or as contemplated to be conducted.

                (b) Except as set forth on Schedule 4.19(b), each parcel of real property owned or leased by NTS (i) is owned or leased free and clear of all Liens, other than Permitted Liens, and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of NTS, has any such condemnation, expropriation or taking been proposed.

                (c) All leases of real property leased for the use or benefit of NTS to which NTS is a party requiring rental payments in excess of $50,000 during the period of the lease and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by NTS, nor any event which with the giving of notice or the lapse of time or both would constitute a default thereunder by NTS.

        4.20 Environmental Matters. (a) Except as set forth on Schedule 4.20, NTS is in compliance in all material respects with all applicable Environmental Laws and has been issued and currently maintains all required federal, state and local permits, licenses, certificates and approvals except to the extent such non-compliance or the absence of any such permit, license, certificate or approval would not be, singly or in the aggregate, reasonably expected to have a Material Adverse Effect. NTS has not been notified of any pending or threatened action, suit, proceeding or investigation and NTS is not aware of any facts, which (i) call into question, or would reasonably be expected to call into question, compliance by NTS with any Environmental Laws, (ii) seeks, or would reasonably be expected to form the basis of a meritorious proceeding to seek, to suspend, revoke or terminate any license, permit or approval necessary for the operation of NTS's business or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Substances, or (iii) seeks to cause, or would reasonably be expected to form the basis of a meritorious proceeding to cause, any property of NTS to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law, any of which would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.20 to the best knowledge of NTS, NTS has not caused or permitted its business or property (whether real or personal, owned or leased and whether or not currently owned or occupied by any such entity) to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, or process Hazardous Substances, except in material compliance with all applicable Environmental Laws.

                (b) Except as set forth on Schedule 4.20, NTS has not received notice of any violation or notice of regulatory requirements or has been notified of any threatened or pending action, suit, proceeding or investigation which suggests that NTS is a potentially responsible party with regard to any release or threatened release of Hazardous Substances.

                (c) Except as set forth on Schedule 4.20, NTS has no liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, which liability would have a Material Adverse Effect.

        4.21 The NTS Board. The NTS Board has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of NTS and its stockholders, and (ii) to recommend that the stockholders of NTS approve and adopt this Agreement and approve the Merger.

                                   Article V

                            Covenants And Agreements
                            ------------------------

        5.1 Conduct of Business by NTS Pending the Merger. NTS covenants and agrees that, between the date of this Agreement and the Effective Time, unless Nestor shall otherwise consent, the business of NTS shall be conducted only in, and NTS shall not take any action except in the ordinary course of business and in a manner consistent with past practice; NTS will use its best efforts to preserve substantially intact the business organization of NTS, to keep available the services of the present officers, employees and consultants of NTS and to preserve the present relationships of NTS with customers, suppliers and other persons with which NTS has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, NTS shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior consent of Nestor:

        (a) (i) issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, of any other ownership interest, of NTS, other than shares pursuant to options granted prior to the date hereof or in the ordinary course of business and exercised in accordance with their terms, as in effect prior to such date; (ii) amend or propose to amend the Certificate of Incorporation or Bylaws of NTS;
(iii) split, combine or reclassify any outstanding shares of NTS Common Stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to such shares; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except in the performance of its obligations under existing employee plans; or (v) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.1(a);

                (b) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (ii) sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition, encumbrance, or authorization of any material assets of NTS; (iii) incur any material indebtedness for borrowed money other than in the ordinary course consistent with past practice; (iv) make or commit to any capital expenditure or make or commit to make aggregate capital expenditures other than in the ordinary course of the business of NTS or as contemplated by the planned expansion of the business of NTS without first notifying Nestor, or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.1(b);

                (c) take any action other than pursuant to existing contracts (none of which actions shall be unreasonable or unusual) to grant any severance or termination pay (otherwise than pursuant to policies of NTS in effect on the date hereof) or to increase benefits payable under its severance or termination pay policies in effect on the date hereof;

                (d) make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice or pursuant to disclosed contracts) to any employee of, or independent contractor or consultant to, NTS, increase the compensation payable to NTS's officers or employees, except for increases in the ordinary course of business, consistent with past practice, in salaries or wages of employees of NTS who are not officers of NTS, enter into any new employee plan, any new employment or consulting agreement, grant or establish any new awards under such plan or agreement, or adopt or otherwise amend any of the foregoing otherwise than in the ordinary course consistent with past practice;

                (e) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

                (f) settle or compromise any pending or threatened suit, action or claim against NTS or any of its directors by any shareholder of NTS relating to the Merger, the Transactions or this Agreement, or voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger;

                (g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of NTS (other than the Merger); or

                (h) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Section 5.1(a) through 5.1(g) or any action which would make any of the representations or warranties of NTS contained in this Agreement untrue or incorrect as of the date when made if such action had then been taken, or would result in any of the conditions set forth in Article VI not being satisfied.

        5.2 Corporate Examinations and Investigations. Prior to the Effective Time, each party hereto shall be entitled, through its directors, officers, affiliates, employees, attorneys, accountants, representatives, financiers, investors, lenders, consultants and other agents (collectively, "Representatives") to make such investigation of the properties, assets, the business and operations of the other party, and such examination of the books, records and financial condition of the other party, as each party hereto reasonably deems necessary. Any such investigation and examination shall be conducted at reasonable times, under reasonable circumstances and upon reasonable notice, and the parties hereto shall cooperate fully therein. In that connection, each party hereto shall make available to Representatives of the other party during such period, without however causing any unreasonable interruption in the operations of such other party, (i) all such information and copies of such documents and records concerning the affairs of such party as such Representatives may reasonably request, (ii) shall permit Representatives of such party access to the assets and all other parts thereof and to such party's employees, customers, suppliers, contractors and others, and (iii) shall cause such party's respective Representatives to cooperate fully in connection with such review and examination. No investigation by any party hereto shall diminish or obviate any of the representations, warranties, covenants or agreements of either party contained in this Agreement.

        5.3 Joint Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

                (a) As promptly as practicable after the execution of this Agreement, NTS and Nestor will prepare, and file with the SEC, a Joint Proxy Statement-Prospectus and Nestor will prepare and file with the SEC the registration statement in which the Joint Proxy Statement-Prospectus will be included as a prospectus (the "Registration Statement"). Each of NTS and Nestor will cooperate in coordinating a response to any comments of the SEC, will use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Joint Proxy Statement-Prospectus to be mailed to their respective stockholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, NTS and Nestor will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or "blue sky" laws relating to the Merger and the Transactions (the "Other Filings"). Each of NTS and Nestor will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement-Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government official, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement-Prospectus, the Merger or any Other Filing. The Joint Proxy Statement-Prospectus, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement-Prospectus, the Registration Statement or any Other Filings, NTS or Nestor, as the case may be, will promptly inform the other of such occurrence and cooperate in the filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of NTS or of Nestor, such amendment or supplement.

                (b) The Joint Proxy Statement-Prospectus will include the recommendation of the NTS Board in favor of adoption and approval of this Agreement and approval of the Merger; except that the NTS Board may withdraw, modify or refrain from making such recommendation to the extent that the NTS Board determined to accept an Acquisition Transaction (as defined in Section 5.6) or determined, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so, each pursuant to and in accordance with Section 5.6. In addition, the Joint Proxy Statement-Prospectus will include the recommendations of the Nestor Board in favor of: (i) the approval of the issuance of shares of Nestor Common Stock in connection with the Merger and the appointment of a new Nestor Board; (ii) the amendment of Nestor's Certificate of Incorporation to increase its authorized share capital; and (iii) the amendment to the Nestor Option Plan to increase the number of shares available for issuance thereunder (collectively, the "Nestor Stockholders' Proposals").

        5.4 Meetings of Stockholders. Promptly after the date hereof, NTS will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the NTS Stockholders Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. NTS will consult with Nestor and use its reasonable best efforts to hold the NTS Stockholders Meeting on the same day as the Nestor Stockholders Meeting. Promptly after the date hereof, Nestor will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Nestor Stockholders Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Nestor will consult with NTS and will use its best efforts to hold the Nestor Stockholders Meeting on the same day as the NTS Stockholders Meeting. For so long as the NTS Board continues to make the recommendation set forth in Section 5.3(b), NTS will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware Law to obtain such approvals. For so long as the Nestor Board continues to make the recommendations set forth in Section 5.3, Nestor will use its best efforts to solicit from its stockholders proxies in favor of each of the Nestor Stockholders' Proposals.

        5.5 Certain Filings and Consents. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to cooperate with one another and to use all reasonable efforts to take or cause to be taken promptly all action and to do, or cause to be done, promptly all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and shall cooperate with one another and use all reasonable efforts to obtain in a timely manner all waivers, permits, consents and approvals and to effect all filings and notices with or to third parties or governmental or public bodies or authorities that are in the opinion of NTS, Nestor and Merger Sub necessary or desirable in connection with or with respect to the Transactions, including, without limitation, filings or submissions to the extent required under the Exchange Act, and any other filings or approvals expressly contemplated by this Agreement.

        5.6 Negotiations. As long as this Agreement is in effect, neither NTS nor its directors, officers, employees, agents or other Representatives shall, directly or indirectly, except to the extent required by the fiduciary duties of the Board of Directors, participate in any discussions or negotiations regarding, or provide information concerning NTS or this Agreement to any corporation, partnership, person, or other entity or group (other than Nestor and Merger Sub) in connection with, an acquisition of any capital stock, other securities or assets of NTS, or its affiliates, including pursuant to any merger, consolidation, liquidation, dissolution, reorganization, tender offer, exchange offer, business combination, recapitalization or similar transaction involving NTS (any of the foregoing, an "Acquisition Transaction"). Subject to the exercise of applicable fiduciary duties as advised by counsel, NTS will promptly communicate to Nestor and Merger Sub if any discussions or negotiations are initiated, any inquiry or proposal is made or any information is requested with respect to an Acquisition Transaction (including the nature and terms of any of the foregoing).

        5.7 Appraisal Rights; Stockholder Claims. NTS shall not, without the prior written consent of Nestor, make any payment in respect of or settle or compromise any claim brought by any stockholder of NTS in connection with the Merger on or prior to the Effective Time (including but not limited to any claim or demand for appraisal rights under Section 262 of Delaware Law).

        5.8 Notification of Certain Matters. NTS shall give prompt notice to Nestor and Merger Sub, and Nestor and Merger Sub shall give prompt notice to NTS, of (i) the occurrence, or failure to occur, of any matter or event which occurrence or failure to occur is likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any material failure of each of NTS, Nestor or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, and (iii) any proposal or offer made to, or solicited by, any of the parties to enter into an Acquisition Transaction (other than the Merger); provided, however, that no such notification, shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

        5.9 Indemnification.

                (a) After the Effective Time, Nestor shall indemnify, defend and hold harmless the present and former officers and directors of NTS (an "Indemnified Party") against all losses, expenses, claims, damages or liabilities (including attorney's fees, fines, judgments and amounts paid in settlement) arising out of actions or omissions occurring on or prior to the Effective Time (including without limitation, the Transactions) to the fullest extent permitted or required under Delaware Law, the Certificate of Incorporation and the Bylaws of NTS in effect at the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit. This Section 5.9(a) shall survive beyond the Effective Time and is intended to benefit the Surviving Corporation and each of the Indemnified Parties (each of whom shall be entitled, at the expense of the Surviving Corporation, to enforce this Section 5.9(a) against the Surviving Corporation and Nestor).

                (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.9.

        5.10 Increase in Authorized Shares. Subject to the terms hereof, at the Nestor Stockholders Meeting, Nestor shall propose and recommend that its Certificate of Incorporation be amended to increase the authorized number of shares of Nestor Common Stock thereunder from 30,000,000 shares to 100,000,000 shares.

                                   Article VI

                              Conditions Of Merger
                              --------------------

        6.1      Conditions to the Parties' Obligations.

                (a) Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time, of the following conditions; provided, however, that no party shall refuse to consummate the Merger if a condition is not satisfied as a result of a breach by such party of any agreement, representation, warranty or covenant of such party under this Agreement.

                      (i) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of NTS in accordance with Delaware Law and the Certificate of Incorporation of NTS and by the requisite vote of the sole stockholder of Merger Sub in accordance with Delaware Law and the Certificate of Incorporation of Merger Sub; and each of the Nestor Stockholders' Proposals shall have been approved and adopted by the requisite vote of the stockholders of Nestor in accordance with Delaware Law and the Certificate of Incorporation of Nestor; and

                      (ii) The Registration Statement and Joint Proxy Statement-Prospectus. The Registration Statement of which the Joint Proxy Statement-Prospectus is a part filed by Nestor with respect to the Nestor Common Stock to be issued in the Merger shall have been declared effective by the SEC; and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement-Prospectus, shall have been initiated or threatened by the SEC; and

                      (iii) No Material Adverse Effect. There shall have been no event or events which have occurred which, individually or in the aggregate, shall have had a Material Adverse Effect on NTS, Nestor or Merger Sub respectively; and

                      (iv) No Orders or Injunctions. No (A) order issued by any United States federal or state or foreign governmental or regulatory authority or body and no statute, rule, regulation or executive order promulgated or enacted by any United States' federal or state or foreign government or governmental authority shall be in effect which, or (B) action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge which, would (x) prevent consummation of any of the Transactions or (y) cause any of the Transactions to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect).

                      (v) Fairness Opinion. The Nestor Board shall have received a satisfactory opinion addressed to Nestor as to the fairness of the terms of the Merger from a financial point of view and a copy of such opinion shall have been delivered to NTS in accordance with Section 3.22 hereof.

                      (vi) Investment of NTS Investors, LLC. NTS Investors, LLC shall have increased its investment in NTS, including the principal amount of the Secured Note Agreement dated as of January 9, 2001, all accrued interest thereon and additional cash in the aggregate amount of at least $7,500,000 or up to $8,000,000.

                      (vii) Stockholders Agreement. Each of Nestor, NTS Investors, LLC and the holders of at least 15.8% of the outstanding Nestor Common Stock after giving effect to the Merger shall have executed and delivered to Nestor a Stockholders Agreement substantially in the form annexed hereto as
Exhibit 1.

                (b) Conditions to Nestor's and Merger Sub's Obligations to Effect the Merger. The obligations of Nestor and Merger Sub to effect the Merger shall also be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by Nestor:

                      (i) The representations and warranties of NTS contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of NTS contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time.

                      (ii) NTS shall have complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it on or before the Effective Time.

                      (iii) NTS shall not have received appraisal demands pursuant to Section 262 of the Delaware Law in respect of 5% or more of the outstanding NTS Common Stock.

                      (iv) NTS Investors, LLC shall have delivered all such documentation as may be reasonably requested by Nestor to evidence the termination of the Secured Note Agreement dated as of January 9, 2001 and the cancellation of all notes issued in connection therewith.

                (c) Conditions to NTS's Obligation to Effect the Merger. The obligations of NTS to effect the Merger also shall be subject to the fulfillment of the following additional conditions, unless waived by Nestor:

                      (i) The representations and warranties of Nestor and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of Nestor and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time.

(ii) Each of Nestor and Merger Sub shall have complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it hereunder on or before the Effective Time.

                                  Article VII

                        Termination, Amendment And Waiver
                        ---------------------------------

        7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

                (a) by mutual written consent of the Nestor Board and the NTS Board;

                (b) by Nestor or NTS if: (i) NTS's stockholders fail to approve this Agreement; (ii) Nestor's stockholders fail to approve any of the Nestor Stockholders' Proposals; or (iii) the Merger shall not have been consummated on or before December 31, 2001 by reason of the failure of any condition precedent under Section 6.1; provided, however, that no party may terminate this Agreement pursuant to this Section 7.1(b) if such failure results primarily from that party's breach of this Agreement;

                (c) by Nestor or NTS if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

                (d) by NTS, by giving written notice to Nestor and Merger Sub, in the event of a material breach by Nestor and Merger Sub of any representation, warranty or agreement of Nestor and Merger Sub contained in this Agreement, in each case which has not been cured or is not curable by the earlier of the satisfaction of the conditions to the Merger set forth in Article VI of this Agreement or the fifteenth day after notice of such breach was given by NTS;

                (e) by NTS if the Nestor Board (a) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to NTS, (b) recommends to the holders of shares of Nestor Common Stock any proposal with respect to a tender offer, merger, consolidation, share exchange or similar transaction involving Nestor or any of its Subsidiaries, in lieu of the Merger and the Transactions contemplated by this Agreement, or (c) resolves to do any of the foregoing;

                (f) by Nestor, by giving written notice to NTS, in the event of a material breach by NTS of any representation, warranty or agreement of NTS contained in this Agreement which has not been cured or is not curable by the earlier of the satisfaction of the conditions to the Merger set forth in Article VI of this Agreement or the fifteenth day after notice of such breach was given by Nestor; and

                (g) by Nestor if the NTS Board (a) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Nestor, (b) recommends to the holders of shares of NTS Common Stock any proposal with respect to a tender offer, merger, consolidation, share exchange or similar transaction involving NTS, other than the Merger and the Transactions, or (c) resolves to do any of the foregoing.

        7.2 Effect of Termination. Except as set forth in Section 8.2 below and as otherwise expressly set forth in this Agreement, in the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of NTS, Nestor or Merger Sub or their respective officers, directors, stockholders or affiliates, and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

        7.3 Amendment; Waiver. By action taken by their respective Boards of Directors or a duly authorized committee thereof (including after such time as the stockholders of NTS, Nestor and Merger Sub approve the Merger) this Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Effective Time, the parties hereto, by action taken by their respective Boards of Directors or duly authorized committees thereof, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of the other parties hereto or conditions to its own obligations herein; provided, however, that any such waiver of or failure to insist on strict compliance with any such representation, warranty, agreement or condition shall not (x) operate as a waiver of, or estoppel with respect to, any subsequent or other failure, or (y) be deemed, or constitute, a waiver of any other provision, whether or not similar. Any agreement on the part of a party hereto to any such amendment, extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of all the parties. No course of dealing between or among the parties will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

                                  Article VIII

                                  Miscellaneous
                                  -------------

        8.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall not survive beyond the Effective Time.

        8.2 Remedies, Expenses and Fees.

                (a) Each of the parties hereto shall have and shall retain all other rights and remedies existing in its favor at law or equity for breaches of this Agreement.

                (b) If the Merger is consummated, all fees and expenses incurred in connection with the Merger and the Transactions will be paid by the Surviving Corporation, including, without limitation, the reasonable attorneys' fees and expenses of counsel to NTS Investors, LLC up to a maximum of $25,000, which amount shall be paid promptly after the Effective Time. If the Merger is not consummated, each party hereto shall bear its respective fees and expenses.

        8.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given if delivered personally, by commercial carrier, or registered or certified mail (postage prepaid, return receipt requested) or transmitted by facsimile (with confirmation of receipt) to the parties at the following addresses and numbers:

        (a) If to Nestor or Merger Sub, c/o:

                                 Nestor, Inc.
                         One Richmond Square
                         Providence, RI  02906
                         Attention:  Mr. Nigel Hebborn
                         Facsimile No.:  (401) 331-7319

        (b) If to NTS, to:

                                 Nestor Traffic Systems, Inc.
                         One Richmond Square
                         Providence, RI  02906
                         Attention:  Mr. David Fox
                         Facsimile No.:  (401) 331-7319



                                 with a copy to:

                                 R.W. Loeb Prof. Corp.
                         865 South Figueroa Street
                         Suite 2300
                         Los Angeles, California 90017-2567
                         Attention:  R.W. Loeb, Esq.
                         Facsimile No.:  (213) 892-1066

        (c) in each case, with copies to:

                                 Baer Marks & Upham LLP
                          805 Third Avenue
                          New York, New York  10022
                          Attention:  Herbert S. Meeker, Esq.
                          Facsimile No.: (212) 702-5941

or at such other addresses or facsimile numbers as shall be furnished by the parties by like notice.

        8.4 Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        8.5 Publicity. So long as this Agreement is in effect and except as otherwise agreed to by the parties hereto, all press releases and other public announcements relating to the Transactions will be made by NTS, Nestor or Merger Sub as required by law and only after consultation with and review thereof by the other parties hereto.

        8.6 Entire Agreement. This Agreement (including all Schedules hereto) and the other agreements specifically referred to herein or delivered pursuant hereto, constitute the entire agreement among the parties and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        8.7 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

        8.8 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart thereof.

        8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware, or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        8.10 Severability. In the event that any provision, or any part of any provision, of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of such provision and of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.11 No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement and the other agreements contemplated hereby. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction will be applied against any person. The term, "including" as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein.

        8.12 No Third Party Contract Rights. This Agreement is intended solely for the benefit of the parties hereto and, in respect of the matters described in Section 5.9(a) hereof, the Indemnified Parties. Nothing herein shall be construed or deemed to create any rights or benefits to any other third parties or third party beneficiaries.

        8.13 Further Assurances. If at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of NTS or to be acquired by reason or as a result of the Merger, or (b) otherwise to carry out the purposes of this Agreement, the parties agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such property, deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of NTS and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the parties or otherwise to take any and all such action.

                  IN WITNESS WHEREOF, Nestor, Merger Sub and NTS have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                          NESTOR, INC.


                                          By:  ______________________-
                                               Name:
                                               Title:


                                          NESTOR MERGER SUB CORP.


                                          By:  ______________________-
                                               Name:
                                               Title:


                                          NESTOR TRAFFIC SYSTEMS, INC.


                                          By:  ______________________-
                                               Name:
                                               Title:


[Note Schedules and Exhibits are not included.]